Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Majesco Entertainment Company

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136260, No. 181912) of Majesco Entertainment Company and subsidiary (the “Company”) and Forms S-3 (333-173863; 333-122519; 333-115822; 333-121640; 333-135463; 333-146253; and 333-159980) of our report dated January 14, 2013 on our audits of the consolidated financial statements as of October 31, 2012 and 2011 and for each of the three years in the three-year period ended October 31, 2012 and the effectiveness of Majesco Entertainment Company and Subsidiary’s internal control over financial reporting as of October 31, 2012, which report is included in this Annual Report on Form 10-K.

EISNERAMPER LLP

January 14, 2013

Edison, New Jersey